Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN QUARTERLY AND YEAR-TO-DATE EARNINGS

Aiken, South Carolina (July 30, 2025) - Security Federal Corporation (the “Company”) (OTCID: SFDL), the holding company for Security Federal Bank (the “Bank”), today announced earnings and financial results for the three and six months ended June 30, 2025.

The Company reported net income available to common shareholders of $2.4 million, or $0.75 per common share, for the quarter ended June 30, 2025, compared to $2.1 million, or $0.66 per common share, for the second quarter of 2024. Year-to-date net income available to common shareholders was $5.0 million, or $1.56 per common share, for the six months ended June 30, 2025, compared to $3.9 million, or $1.20 per common share, during the six months ended June 30, 2024. The increase in both quarterly and year-to-date net income available to common shareholders was primarily due to increases in net interest income and non-interest income, as well as a decrease in the provision for credit losses, which were partially offset by an increase in non-interest expense, provision for income taxes and an increase in the payment of preferred stock dividends during 2025.

Second Quarter Financial Highlights

●	Net interest income increased $1.1 million, or 11.1%, to $11.3 million as interest income increased and interest expense decreased.
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Total interest income increased $629,000, or 3.3%, to $19.4 million while total interest expense decreased $502,000, or 5.8%, to $8.1 million during the second quarter of 2025 compared to the same quarter in 2024. The increase in interest income was the result of a $1.1 million increase in interest income from loans and a $258,000 increase in income from other interest-earning assets, which was partially offset by a decrease in interest income from investments. Interest expense decreased during the second quarter of 2025 due to lower market interest rates and the payoff of outstanding borrowings with the Federal Reserve, which resulted in a lower average balance of these interest-bearing liabilities compared to the second quarter of 2024.

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Non-interest income increased $141,000, or 5.7%, to $2.6 million during the second quarter of 2025 compared to the same quarter in the prior year primarily due to a $106,000 increase in rental income and $62,000 gain on sale of land held for sale. During the first quarter of 2025, we purchased a multi-tenant property resulting in an increase to rental income. The property is intended to be the future site of a full-service branch.

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Non-interest expense increased $692,000, or 7.2%, to $10.4 million during the quarter ended June 30, 2025, compared to the same quarter in the prior year primarily due to increases in salaries and expenses for employee benefits, occupancy expense, debit card expenses and cloud services expenses, which were partially offset by a decrease in expenses for advertising and depreciation and maintenance of equipment.

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	6/30/2025	6/30/2024
Total interest income	$19,449	$18,820
Total interest expense	8,137	8,639
Net interest income	11,312	10,181
Provision for credit losses	-	175
Net interest income after provision for credit losses	11,312	10,006
Non-interest income	2,595	2,454
Non-interest expense	10,361	9,669
Income before income taxes	3,546	2,791
Provision for income taxes	756	565
Net income	2,790	2,226
Preferred stock dividends	415	97
Net income available to common shareholders	$2,375	$2,129
Earnings per common share (basic)	$0.75	$0.66

Year to Date (Six Months) Comparative Financial Highlights

●	Net interest income increased $2.4 million, or 11.8%, to $22.5 million during the six months ended June 30, 2025 compared to the same period in the prior year.
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Total interest income increased $1.1 million, or 3.0%, to $38.7 million while total interest expense decreased $1.2 million, or 7.1%, to $16.1 million during the six months ended June 30, 2025 compared to the same period in the prior year.

●	Non-interest income increased $264,000, or 5.5%, to $5.0 million during the six months ended June 30, 2025 compared to the same period in the prior year primarily due to an increase in rental income.
●	Non-interest expense increased $898,000, or 4.7%, to $20.2 million.

	Six Months Ended
(Dollars in Thousands, except for Earnings per Share)	6/30/2025	6/30/2024
Total interest income	$38,682	$37,540
Total interest expense	16,141	17,376
Net interest income	22,541	20,164
Provision for credit losses	-	510
Net interest income after provision for credit losses	22,541	19,654
Non-interest income	5,039	4,775
Non-interest expense	20,202	19,304
Income before income taxes	7,378	5,125
Provision for income taxes	1,582	1,146
Net income	5,796	3,979
Preferred stock dividends	830	97
Net income available to common shareholders	$4,966	$3,882
Earnings per common share (basic)	$1.56	$1.20

Credit Quality

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The Company recorded no provision for credit losses during the first six months of 2025 compared to a $475,000 provision for credit losses on loans and a $35,000 provision for credit losses on unfunded commitments, resulting in a total provision for credit losses of $510,000 for the first six months of 2024.

●	Non-performing assets were $5.9 million, or 0.37% of total assets, at June 30, 2025, compared to $7.6 million, or 0.47% of total assets, at December 31, 2024.
●	The allowance for credit losses as a percentage of gross loans was 2.00% at June 30, 2025, compared to 1.98% at December 31, 2024.

At Period End (dollars in thousands):	6/30/2025	12/31/2024	6/30/2024
Non-performing assets	$5,954	$7,636	$7,122
Non-performing assets to total assets	0.37%	0.47%	0.46%
Allowance for credit losses	$14,007	$13,894	$12,958
Allowance for credit losses to gross loans	2.00%	1.98%	1.95%

Balance Sheet Highlights and Capital Management

●	Total assets were $1.6 billion at June 30, 2025, a year-over-year increase of $82.1 million, or 5.3%, and a $13.5 million, or 0.8%, increase since December 31, 2024.
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Cash and cash equivalents decreased $36.1 million during the six months ended June 30, 2025 to $142.2 million at June 30, 2025, primarily because of the repayment of borrowings with the Federal Reserve.

●	Total loans receivable, net was $685.5 million at June 30, 2025, a $1.6 million, or 0.2%, decrease since December 31, 2024.
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Investment securities increased $46.8 million, or 7.1%, during the first half of the year to $707.6 million at June 30, 2025, due to the purchases of investment securities exceeding maturities and principal paydowns.

●	Deposits increased $59.2 million, or 4.5%, during the first half of 2025 to $1.4 billion at June 30, 2025.
●	Borrowings decreased $53.4 million, or 57.4%, during the first half of 2025 to $39.6 million at June 30, 2025, primarily due to the repayment of borrowings with the Federal Reserve Bank.
●	Common equity book value per share increased to $34.02 at June 30, 2025, from $31.21 at December 31, 2024.

Dollars in thousands (except per share amounts)	6/30/2025	12/31/2024	6/30/2024
Total assets	$1,625,236	$1,611,773	$1,543,101
Cash and cash equivalents	142,190	178,277	138,350
Total loans receivable, net	685,501	687,149	655,202
Investment securities	707,609	660,823	662,035
Deposits	1,383,201	1,324,033	1,236,154
Borrowings	39,566	92,964	118,641
Total shareholders' equity	191,279	182,389	175,891
Common shareholders' equity	108,330	99,440	92,942
Common equity book value per share	$34.02	$31.21	$29.08
Total risk based capital to risk weighted assets (1)	20.46%	19.96%	19.49%
CET1 capital to risk weighted assets (1)	19.20%	18.71%	18.24%
Tier 1 leverage capital ratio (1)	10.54%	9.88%	10.23%
(1) - Ratio is calculated using Bank only information and not consolidated information

Security Federal has 19 full-service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: potential adverse impacts to economic conditions in our local market area or other aspects of the Company’s business, operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; changes in the Community Development Capital Initiative (CDCI) Program; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; legislative or regulatory changes that adversely affect the Company’s business, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations, including disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; pricing of products and services; environmental, social and governance goals and targets; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. These factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake any responsibility to update or revise any forward-looking statement.